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                                                         EXHIBIT 99.1

NEWS RELEASE


IMMEDIATE RELEASE                      CONTACTS:  Tom Andrus
                                                  AMRESCO, INC.
                                                  (214) 953-7700


                   AMRESCO ANNOUNCES PRICING OF
                    CONVERTIBLE DEBT PLACEMENT


DALLAS, TEXAS -- November 21, 1995 -- AMRESCO, INC. (Nasdaq: AMMB) announced today that it has priced a private placement in Europe of $45 million aggregate principal amount of its 8% Convertible Subordinated Debentures due 2005. The Debentures will be redeemable, in whole only, by AMRESCO after December 15, 1996, subject to certain conditions. The Debentures will be convertible at the option of holders into shares of AMRESCO's Common Stock at a conversion price of $12.50 per share, subject to adjustment in certain events. The Debentures will be unsecured, subordinated obligations of AMRESCO. The net proceeds from the offering, aggregating approximately $43 million, will be used to reduce borrowings under AMRESCO's Revolving Loan Agreement. It is anticipated that this placement will close not later than November 28, 1995.

The Debentures (and the underlying common stock) will not be registered under the Securities Act of 1933, as amended, at the time of closing and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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